Exhibit 99.1

NEWS RELEASE

MEDIA INQUIRIES:	FOR IMMEDIATE RELEASE
Cori Bray	July 16, 2015
Office: (214) 891-2901	E-mail: cori_bray@richards.com

Business First Bank Will Relocate to Historic Downtown Building;

Move to 500 Laurel Street Will Expand Bank’s Presence, Strengthen Downtown

Baton Rouge, Louisiana – Business First Bank today announced a significant investment in downtown Baton Rouge, committing to relocate its headquarters to the historic 500 Laurel Street building, pending regulatory approval.

The building was designed in 1955 by one of Louisiana’s best-known architects, A. Hayes Town, who was most recently nominated by the Louisiana State Historic Preservation Office (SHPO) to be declared a master architect by the National Park Service (NPS). Ahead of the Bank’s anticipated move next spring, 500 Laurel Development, LLC will be overseeing the re-development of this monumental building, which will receive historic tax credits from the Louisiana SHPO and upon completion will be listed on the National Register of Historic Places through the NPS.

“We are proud to be the only community bank in Louisiana choosing to establish its headquarters in our capital’s downtown area, one that is rapidly and visibly transforming,” said Jude Melville, Business First Bank’s President and Chief Executive Officer. “In addition to providing another location for our growing client base, this move is an opportunity for our bank to contribute to our community both as an investor in the preservation of its history and as a committed participant in the building of its future.”

Business First Bank will occupy four of the building’s six floors, which is nearly 20,000 square feet of the building’s total 28,000 square feet. The new downtown headquarters will house a full service banking center including banking, treasury management, and wealth solutions services, as well as bank operations and corporate offices. The bank expects to relocate approximately 65 employees downtown in conjunction with the move.

“We are so excited to have Business First Bank as a partner in our efforts to preserve the legacy of A. Hayes Town. The building is a great example of Mr. Town’s commercial work and was originally constructed as a bank building,” said building architect and co-developer Dyke Nelson. “We could not be more excited to have Business First Bank be a part of this building’s next chapter of history.” The members of 500 Laurel Development LLC have been involved with several other successful rehabilitations of historic buildings in downtown Baton Rouge such as 440 on Third, the Tessier Building, DNA workshop (originally the Capitol Tomato Co warehouse on south 14th Street), and the 421 Third street (the El Gutter building).

The terms of the lease provide for onsite parking for bank customers and employees, access to a renovated courtyard, signage and a convenient drive-thru. The move into downtown will expand the bank’s geographic reach as it will maintain a branch at its current location near Town Centre, 7880 Jefferson Highway, acquired through the bank’s recent merger with American Gateway Bank.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.